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                                  SUBSIDIARIES

1.    EXE Technologies (UK) plc in the United Kingdom.
2.    EXE Technologies (S.E.A.) Pte. Ltd. in Singapore.
3.    EXE Technologies (Malaysia) Sdn. Bhd. in Malaysia.
4.    EXE Technologies (China) Limited in Hong Kong.
5.    EXE Technologies - Middle East (FZE) in Dubai.
6.    EXE Technologies K.K. in Japan.
7.    EXE Technologies Korea Ltd. in Korea.
8. EXE Technologies (European Holdings) B.V. in the Netherlands. This subsidiary is the parent of:
               EXE Technologies (Benelux) B.V. in the Netherlands. EXE Technologies (Germany) GmbH in Germany.